EXHIBIT 99.1

The table below specifies the date of the transaction, number of shares, weighted-average price per share and range of price per share of the common stock of AutoNation, Inc. sold by the Bill & Melinda Gates Foundation Trust (the “Trust”) during the period from May 7, 2019, through May 15, 2019. There were no other purchase or sale transactions during this period by any of the Reporting Persons. The Trust undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares sold at each separate price. All transactions were effected in the open market.

	Number of Shares	Weighted Average	Range of Price per Share ($)
Date of Transaction	Sold	Price per Share ($)	Low	High
May 15, 2019	122,815	39.2157	39.0800	39.4500
May 14, 2019	76,185	39.2003	39.0000	39.3500
May 13, 2019	112,000	38.9631	38.6000	39.2000
May 10, 2019	53,455	39.7432	39.5000	39.8600
May 9, 2019	100,000	40.0448	39.7100	40.3700
May 8, 2019	152,765	40.6539	40.5000	41.2700
May 7, 2019	207,549	41.1204	40.9500	41.5450